Item 77 E


LEGAL PROCEEDINGS
Since October 2003, Federated and related entities
(collectively, "Federated"), and various Federated funds ("Funds"), have been named as defendants in several class action lawsuits now pending in the United States District Court for the
 District of Maryland. The lawsuits
were purportedly filed on behalf of people who purc hased, owned and/or redeemed shares of Federated-sp onsored mutual funds during specified periods beginning November 1, 1998. The s uits are generally similar in alleging that Federate d engaged in illegal and improper trading practices including market timing a nd late trading in concert with certain institutional traders, which allegedly caused
financial injury to the mutual fund shareholders. Th ese lawsuits began to be filed shortly after Federat ed's first public announcement that it had received requests for information on shar eholder trading activities in the Funds from the SEC, the Office of the New York
State Attorney General ("NYAG"), and other authoritie
s. In that regard, on November 28, 2005, Federated ann ounced that it had reached final settlements with the SEC and the NYAG wi th respect to those matters. Specifically, the SEC and
 NYAG settled
proceedings against three Federated subsidiaries invol ving undisclosed market timing arrangements and late t rading. The SEC made findings: that Federated Investment Management Compan y ("FIMC"), an SEC-registered investment adviser to v arious Funds, and
Federated Securities Corp., an SEC-registered broker-dealer and distributor for the Funds, violated provisi ons of the Investment Advisers
Act and Investment Company Act by approving, but not d isclosing, three market timing arrangements, or the as sociated conflict of interest between FIMC and the funds involved in the ar rangements, either to other fund shareholders or to the funds' board; and that
Federated Shareholder Services Company, formerly an SE
C-registered transfer agent, failed to prevent a custom er and a Federated employee from late trading in violation of provisions o f the Investment Company Act. The NYAG found that such conduct violated provisions of New York State law. Federated entered into the settlements without admitting or denying the regu lators' findings. As
Federated previously reported in 2004, it has already paid approximately $8.0 million to certain funds as det ermined by an independent consultant. As part of these settlements, Federated ag reed to pay disgorgement and a civil money penalty in t he aggregate amount of an additional $72 million and, among other things, agre ed that it would not serve as investment adviser to any registered investment
company unless (i) at least 75% of the fund's directors
 are independent of Federated, (ii) the chairman of each such fund is independent of Federated, (iii) no action may be taken by the fund's board or any committee thereof unless app roved by a majority of the independent trustees of the fund or committee, resp ectively, and (iv) the fund appoints a "senior officer" who reports to the independent trustees and is responsible for monitoring compliance by the fund with applicable laws and fiduciar y duties and for managing the process by which management fees charged t
o a fund are approved. The settlements are described in Federated's announcement which, along with previous press releases and related communications on those matters, is availabl e in the "About Us" section of Federated's website at FederatedInvestors.co m.
Federated entities have also been named as defendants in
 several additional lawsuits that are now pending in th e United States
District Court for the Western District of Pennsylvania,
 alleging, among other things, excessive advisory and R ule 12b-1 fees.
The Board of the Funds retained the law firm of Dickstein
 Shapiro LLP to represent the Funds in each of the lawsui ts described in the preceding two paragraphs. Federated and the Funds, a nd their respective counsel, have been defending this li tigation, and none of the Funds remains a defendant in any of the lawsuits (th ough some could potentially receive any recoveries as no minal defendants).
Additional lawsuits based upon similar allegations may b e filed in the future. The potential impact of these laws uits, all of which seek unquantified damages, attorneys' fees, and expenses, and future potential similar suits is uncertain. Although we do not believe that
these lawsuits will have a material adverse effect on th e Funds, there can be no assurance that these suits, ongo ing adverse publicity and/or other developments resulting from the regulatory investigations will not result in increased Fund redemption s, reduced sales of
Fund shares, or other adverse consequences for the Funds.